UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MIDDLEFIELD BANC CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2021

Dear Fellow Shareholders:

The 2021 Annual Meeting of Shareholders of Middlefield Banc Corp. will be held on Wednesday, May 12, 2021 at 1:00 p.m. Eastern Time. We have adopted a virtual format for our Annual Meeting. We will provide a live webcast of the Annual Meeting at www.meetingcenter.io/227318170 where you will be able to vote electronically and submit questions during the meeting. There will be no physical location for the meeting.

The three items to be considered at the meeting are the election of directors, a non-binding “say-on-pay” vote concerning the company’s compensation programs, and a non-binding vote on the ratification of the appointment of auditors.

Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are encouraged to participate in the live webcast of the Annual Meeting. However, it is important that your shares be represented regardless of whether you plan to participate in the live webcast of the Annual Meeting. In order to ensure that your shares are represented, I urge you to execute and return the enclosed proxy, or that you submit your proxy by telephone or internet promptly.

If your shares are not registered in your own name, please follow the voting instructions from your bank, broker, trustee, nominee or other shareholder of record to vote your shares.

Sincerely,

William J. Skidmore
Chairman of the Board

15985 East High Street, P.O. Box 35 • Middlefield, Ohio 44062 • 440/632-1666 • 888/801-1666 • 440/632-1700 (FAX) www.middlefieldbank.bank

Middlefield Banc Corp.

15985 East High Street

P.O. Box 35

Middlefield, Ohio 44062

(440) 632-1666

Notice of Annual Meeting of Shareholders

Notice is hereby given that, due to the public health impact of the coronavirus pandemic and to support the health and well-being of our shareholders, this year’s Annual Meeting will be held in a virtual meeting format only, on May 12, 2021 at 1:00 p.m., Eastern Time. You can virtually attend the live webcast of the Annual Meeting at www.meetingcenter.io/227318170. The password for this meeting is MBCN2021. There is no physical location for the Annual Meeting.

A proxy and a proxy statement for the 2021 Annual Meeting of Shareholders are enclosed. The purpose of the Annual Meeting is to consider and act upon –

(1)	election of three directors to serve until the 2024 Annual Meeting of Shareholders or until their successors are elected and qualified,

(2)	a non-binding advisory proposal to approve the compensation of Middlefield Banc Corp.’s named executive officers, and

(3)	ratification of the appointment of S.R. Snodgrass, P.C. as independent auditor for the fiscal year ending December 31, 2021.

The Board of Directors is not aware of any other business to be presented at the Annual Meeting. Any action may be taken on the foregoing proposals at the 2021 Annual Meeting on the date specified or on any date or dates to which the Annual Meeting is adjourned or postponed. The record date for determining shareholders of record entitled to vote at the meeting is March 18, 2021.

Your vote is important. We therefore urge you to vote promptly by using the internet, by telephone, or by signing, dating, and returning the enclosed proxy card in the postage-paid return envelope provided, regardless of whether you expect to participate in the live webcast of the Annual Meeting. If you vote by internet, or by telephone, you do not need to return the proxy card. Internet and telephone voting information is provided on the proxy card.

Shareholders whose shares are held in the name of a broker, bank or other holder of record must vote in the manner directed by such holder. Check your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 12, 2021. This Proxy Statement, the Chairman’s letter, and the Annual Report on Form 10-K are available at: www.edocumentview.com/MBCN.

By Order of the Board of Directors,

William J. Skidmore
Chairman of the Board

Middlefield, Ohio

April 6, 2021

Thank you for acting promptly

Middlefield Banc Corp.

15985 East High Street

P.O. Box 35

Middlefield, Ohio 44062

(440) 632-1666

Proxy Statement

Middlefield Banc Corp., an Ohio corporation, is furnishing this proxy statement to you on behalf of the board of directors to solicit your proxy for use at the 2021 Annual Meeting of Shareholders and during any adjournment or postponement thereof. The annual meeting will be held on Wednesday, May 12, 2021, at 1:00 p.m. Eastern Time. We have adopted a virtual format for our Annual Meeting. We will provide a live webcast of the Annual Meeting at www.meetingcenter.io/227318170 where you will be able to vote electronically and submit questions during the meeting. The accompanying Notice of Meeting and this Proxy Statement are first being mailed to shareholders on or about April 6, 2021.

References in this proxy statement to "Middlefield," “we,” “us,” and “our” mean Middlefield Banc Corp. alone or Middlefield Banc Corp. and its subsidiaries, depending on the context. The subsidiaries of Middlefield Banc Corp. are The Middlefield Banking Company and EMORECO, Inc.

General Information about the Annual Meeting

Purpose of the Meeting. At the Annual Meeting we will ask Middlefield shareholders (1) to elect three directors to serve until the 2024 Annual Meeting of Shareholders or until their successors are elected and qualified, (2) to act on a non-binding, advisory proposal to approve the named executive officer compensation disclosed in this proxy statement in accordance with rules of the Securities and Exchange Commission (the “SEC”), and (3) to ratify the appointment of Middlefield’s independent auditor. The non-binding proposal for approval of executive compensation is commonly known as a say-on-pay proposal.

How to Attend the Virtual Annual Meeting. The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/227318170. You also will be able to vote your shares online at the virtual Annual Meeting.

To participate in the Annual Meeting, you will need to review the information included on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is MBCN2021. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The virtual Annual Meeting will begin promptly at 1:00 p.m., Eastern Time, on May 12, 2021. We encourage you to access the meeting prior to the start time leaving ample time for check-in. Please follow the registration instructions as outlined in this proxy statement.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it.

You may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.meetingcenter.io/227318170, entering in your Control Number found on your proxy card, typing your question into the “Question” field, and clicking “Submit”. Additional information regarding the ability of shareholders to ask questions during the Annual Meeting will be set forth in the meeting’s Rules of Conduct, which will be made available within the virtual Annual Meeting platform.

How to Register to Attend the Virtual Annual Meeting. If you are a registered shareholder (i.e., you hold shares as reflected by the records of our transfer agent), you do not need to register to attend the virtual Annual Meeting. Please follow the instructions on the proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the virtual Annual Meeting.

To register to attend the Annual Meeting online by webcast, you must submit proof of your proxy power (legal proxy) reflecting your Middlefield holdings along with your name and email address to Computershare.

Requests for registration should be directed to Computershare by forwarding the email you received from your bank or broker, or an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 9:00 a.m., Eastern Time, on May 10, 2021. You will receive a confirmation of your registration by email after your registration materials have been received.

Voting Procedures. If you were a shareholder of record at the close of business on March 18, 2021, you are entitled to vote at the Annual Meeting. As of March 18, 2021, there were 6,344,657 shares of Middlefield common stock outstanding.

The enclosed proxy is for use if you are unable to participate in the live webcast of the Annual Meeting or if you wish to have your shares voted by proxy even if you participate in the live webcast of the Annual Meeting. We will provide a live webcast of the Annual Meeting at www.meetingcenter.io/227318170 where you will be able to vote electronically. Please vote your shares by (1) the internet, (2) telephone or (3) completing, signing, dating, and returning the enclosed proxy as soon as possible in the postage-paid envelope provided. If you hold your shares in the name of a bank or broker, the availability of internet and telephonic voting will depend on the voting processes of the bank or broker.

Proxies solicited hereby may only be used at the Annual Meeting and any adjournment thereof, and will not be used for any other meeting. Proxies solicited by the board will be voted in accordance with the directions given. If no instructions are given, proxies will be voted in favor of the proposals set forth in this proxy statement.

If your shares are registered directly in your name with our transfer agent, you are a “shareholder of record” or registered holder. If your shares are held through a bank, broker, nominee or other shareholder of record, you are considered the “beneficial owner” of those shares. If your shares are held by a bank, broker, depositary, trustee or some other nominee, that entity will provide separate voting instructions. If a beneficial owner provides specific voting instructions by mail, telephone, or internet, your nominee will vote your shares as you have directed.

If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under applicable rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as a “broker non-vote.” The ratification of S.R. Snodgrass, P.C. as our registered independent public accounting firm is a routine matter for which the brokerage firm that holds your shares may vote your shares without your instructions.

Revocation of Proxies. Shareholders who execute proxies retain the right to revoke them at any time before completion of the Annual Meeting, but revocation will not affect a vote previously taken. If your common stock is held in street name, you must follow the instructions of your broker, bank, or other nominee to revoke your proxy instructions. If you are a holder of record and wish to revoke your proxy instructions, you may revoke a proxy by –

•	participating in the live webcast of the Annual Meeting at www.meetingcenter.io/227318170 where you will be able to vote electronically (Simply attending the virtual Annual Meeting without voting will not revoke an earlier proxy),

•	giving a subsequent proxy relating to the same shares,

•	casting a later internet or telephone vote relating to the same shares, or

•	filing with the Secretary at or before the Annual Meeting a written revocation notice bearing a later date than the proxy.

A written notice revoking a proxy should be delivered to Ms. Julie E. Amsden, Secretary, Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062. Unless revoked, the shares represented by proxies will be voted at the Annual Meeting.

Expense of Soliciting Proxies. Middlefield will bear the cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of common stock. In addition to solicitation by mail, directors, officers, and employees of Middlefield and its subsidiaries may solicit proxies personally or by telephone, but they will receive no additional compensation for doing so.

Middlefield has also engaged Georgeson LLC, a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $6,500 and reimbursement of reasonable out-of-pocket expenses. Middlefield will pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations, and other custodians, nominees, and fiduciaries who are record holders of Middlefield common stock not beneficially owned by them for forwarding this proxy statement and other proxy solicitation materials to and obtaining proxies from the beneficial owners of Middlefield common stock.

Quorum and Vote Required. A quorum is necessary for the conduct of business at the Annual Meeting. When present in person or by proxy at the Annual Meeting, the holders of a majority of the shares of Middlefield common stock issued and outstanding and entitled to vote constitute a quorum.

Shareholders are entitled to one vote for each share held. Shareholders are not entitled to cumulate their votes in the election or removal of directors or otherwise. Directors are elected by a plurality vote of shareholders present in person or by proxy and constituting a quorum, meaning the nominees receiving the greatest numbers of votes will be elected. We will consider the non-binding proposal to approve the compensation of Middlefield Banc Corp.’s named executive officers (“say-on-pay”) to be approved if the proposal receives the affirmative vote of a majority of the votes cast. We will consider the proposal to ratify the appointment of S.R. Snodgrass, P.C. as independent auditor to be approved if the proposal receives the affirmative vote of a majority of the votes cast.

Abstentions and Broker Non-Votes. Abstention may be specified on all proposals except the election of directors. Abstentions and broker non-votes will be counted for purposes of establishing that a quorum is present at the meeting. A broker non-vote arises when shares held by a broker nominee for a beneficial owner are not voted because the broker nominee does not receive voting instructions from the customer and lacks discretionary authority to vote the shares without instructions.

Brokers normally have authority to vote on routine matters, such as the ratification of independent registered public accounting firms, but not on non-routine matters such as the election of directors. Pursuant to applicable stock exchange rules, the proposal to ratify the appointment of Middlefield’s independent registered public accounting firm (Proposal 3) is a routine matter.

The election of directors and the advisory vote on executive compensation are not considered routine matters. We urge you to provide instructions to your broker or nominee so that your vote may be counted on these important matters. Brokers are not allowed to vote uninstructed shares in regard to the election of directors. You should direct the vote of your shares by following the instructions provided on the voting instructions card you receive from your broker or other nominee and return the voting instructions card to your broker or other nominee in a timely manner to ensure that your shares are voted on your behalf.

Our Regulations provide in Article I, section 7 that a majority of votes cast is sufficient to constitute the act of shareholders.

Board Recommendations. The board of directors recommends that you vote FOR election of the director nominees identified in this proxy statement, FOR the say-on-pay proposal, and FOR ratification of the appointment of S.R. Snodgrass, P.C. as auditor for the fiscal year ending December 31, 2021.

Corporate Governance

Director Independence. A majority of Middlefield’s directors are independent, as the term independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market listing rules and as defined by Rule 10A-3(b)(1)(ii) of the SEC. The board has determined that all of the current directors other than Messrs. Caldwell and Heslop are independent directors, including all directors serving on the Corporate Governance and Nominating Committee, the Audit Committee, and the Compensation Committee.

Leadership Structure of the Board. The office of Chairman of the Board and the office of President and Chief Executive Officer have traditionally been separate at Middlefield. Middlefield believes that separation of these two offices is consistent with the board’s responsibility for oversight of management and of Middlefield’s affairs generally. The time, effort, and energy that the President and Chief Executive Officer must devote to that position, as well as the commitment required to serve as Chairman of the Board, make it impractical for one person to serve in both roles. The board believes that an independent director serving as Middlefield’s Chairman of the Board is the appropriate leadership structure at this time, demonstrating Middlefield’s commitment to good corporate governance.

Risk Oversight. The board is actively involved in oversight of the risks that could affect Middlefield. The board's oversight is conducted primarily through committees, but the full board retains responsibility for general oversight of risks. Board committees exercising oversight of risks include (1) an Audit Committee that oversees financial reporting and legal and compliance risks, (2) a Compensation Committee that is responsible for risks relating to Middlefield’s employment policies and compensation and benefits systems, (3) a Corporate Governance and Nominating Committee that oversees risks relating to management and board succession planning and Middlefield’s ethics and business practices, and (4) other bank committees, such as the loan and asset/liability management committees, that are responsible for exercising oversight of the risks associated with the business of banking. The board satisfies its risk oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within Middlefield and The Middlefield Banking Company.

The board recognizes that management succession planning is an ongoing part of its responsibilities. The full board is responsible for overseeing CEO succession planning and assesses both expected and emergency CEO succession at least annually. The board regularly works with its committees and members of management to evaluate potential successors to the CEO. The board discusses potential successors with the CEO and together with the CEO reviews any development plans recommended for such individuals. A similar process is also followed with regard to the other executive officers.

Code of Ethics. Our Code of Ethics requires that directors, executive officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Middlefield’s best interests. Directors, executive officers, and employees must report any conduct they believe in good faith to be an actual or apparent violation of the Code of Ethics. Middlefield’s Code of Ethics includes a Code of Ethics for Financial Professionals, which applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The goal of the Code of Ethics for Financial Professionals is to promote integrity in the preparation and reporting of financial information and to assure full, fair, accurate, timely, and understandable disclosure in SEC reports and other public communications. The Code of Ethics is available at www.middlefieldbank.bank.

Anti-Hedging Policy. Middlefield’s Insider Trading Policy prohibits hedging transactions involving Middlefield’s securities by directors, executive officers and employees of Middlefield or The Middlefield Banking Company. The anti-hedging policy: (i) requires that Middlefield securities purchased by a director, officer or employee in the open market must be held for a minimum of six months and preferably longer; (ii) prohibits direct and indirect short selling of Middlefield securities by directors, officers or employees; (iii) prohibits transactions by directors, officers or employees in puts, calls or other derivative transactions involving Middlefield’s securities, other than the exercise of options issued by Middlefield to its employees or directors; (iv) prohibits other forms of hedging or monetarization transactions by directors, officers or employees, such as zero-cost dollars and forward sales transactions, involving Middlefield’s securities; and (v) prohibits directors, officers or employees from holding Middlefield securities in a margin account or pledging Middlefield securities as collateral for a loan without first obtaining approval.

Shareholder Communications. A shareholder who wishes to communicate with the board or with individual directors concerning Middlefield’s financial statements, accounting practices, or internal controls should write to the chairman of the Audit Committee in care of Ms. Julie E. Amsden, Secretary, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062. If the shareholder's concern relates to Middlefield’s governance practices, business ethics, or corporate conduct, the concern should be submitted in writing to the chairman of the Corporate Governance and Nominating Committee in care of Ms. Julie E. Amsden, Secretary, at the address above. Other concerns may be submitted to any of the independent directors at that address.

Board Meetings and Committees. Middlefield’s board held seven meetings in 2020. Each individual who served in 2020 as a director of Middlefield attended at least 75% of the sum of the total number of board meetings and the total number of meetings held by all committees on which he or she served during the tenure of his or her service. The board encourages directors to attend the annual meeting of shareholders. All of the incumbent directors and director nominees attended the 2020 Annual Meeting. Directors serving on the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee, and the Executive Committee are –

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Executive Committee
Kenneth E. Jones	Thomas W. Bevan	Thomas W. Bevan	Thomas G. Caldwell
Darryl E. Mast	Eric W. Hummel [2]	Eric W. Hummel [2,5]	James R. Heslop, II
Clayton W. Rose, III [1]	Kenneth E. Jones	James J. McCaskey	Darryl E. Mast
Robert W. Toth	Clayton W. Rose, III [3]	William J. Skidmore	James J. McCaskey
Carolyn J. Turk	Robert W. Toth[1]	Carolyn J. Turk [6]	William J. Skidmore[1]
	Carolyn J. Turk [4]	Michael C. Voinovich[4]	Carolyn J. Turk [3]
	William A. Valerian [3]		Michael C. Voinovich[4]
Michael C. Voinovich [4]

1 Committee Chairman

2 Ceased to be a Committee member after November 9, 2020 when Mr. Hummel resigned from the board

3 Ceased to be a Committee member after May 13, 2020. Mr. Valerian’s director term ended on May 13, 2020.

4 Joined the Committee as of May 13, 2020

5 Served as Committee Chairman until May 13, 2020.

6 Mrs. Turk became Committee Chairman as of May 13, 2020

Audit Committee. The Audit Committee appoints Middlefield’s independent public auditor, reviews and approves the audit plan and fee estimate of the independent public auditor, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies and financial and accounting management, supervises the internal auditor, and reviews and approves the annual financial statements. The Audit Committee has the authority to engage separate legal counsel and other advisors, as necessary, to execute its duties. The Audit Committee met four times in 2020. A copy of the Audit Committee charter is available at www.middlefieldbank.bank. A copy of the charter is also available in print to shareholders upon request, addressed to of Ms. Julie E. Amsden, Secretary, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

Middlefield believes that the directors serving on the Audit Committee do not have a relationship with Middlefield or its subsidiaries that would interfere with the exercise of independent judgment as directors. The board believes that all members of the Audit Committee satisfy the current independence requirements of the NASDAQ Stock Market and applicable rules and regulations of the SEC, and that Director Jones and Director Turk are audit committee financial experts, as that term is defined in SEC rules.

Audit Committee Report. The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2020 and discussed the audited financial statements with management. The Audit Committee has also discussed with S.R. Snodgrass, P.C., Middlefield’s independent auditor, the matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communication with Audit Committees). The Audit Committee received the written disclosures and the letter from S.R. Snodgrass, P.C. required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and discussed with S.R. Snodgrass, P.C. its independence. Based on this, the Audit Committee recommended to the board that the audited financial statements be included in Middlefield’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Submitted by the Audit Committee:

Kenneth E. Jones, Darryl E. Mast, Clayton W. Rose, III, Robert W. Toth, and Carolyn J. Turk.

Compensation Committee. The Compensation Committee establishes the base salary of each executive officer. The Middlefield Banking Company’s Compensation Committee establishes the executives’ award levels under the Annual Incentive Plan and administers the executive deferred compensation agreements entered into by The Middlefield Banking Company. Middlefield’s Compensation Committee is responsible for administration of other executive benefits and plans including the 2017 Omnibus Equity Plan. The Compensation Committee’s performance review of the Chief Executive Officer takes into account reports submitted by each director. Performance reviews of other executives are the primary responsibility of the Chief Executive Officer. The Compensation Committee met four times in 2020. A copy of the Compensation Committee charter is available at www.middlefieldbank.bank. A copy of the charter is also available in print to shareholders upon request, addressed to of Ms. Julie E. Amsden, Secretary, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

The Compensation Committee has sought input on both board and executive compensation issues from compensation consultants. The committee sometimes engages consultants to conduct periodic comprehensive total compensation studies or to advise about compensation practices generally. The Compensation Committee retains the right to hire, fire, and obtain advice and assistance from legal counsel or other experts or consultants, consistent with its charter. In 2020, the Compensation Committee reviewed director compensation with advice from Blanchard Consulting Group, an independent compensation consultant. Middlefield’s review of the director compensation analysis completed by Blanchard Consulting Group resulted in changes to director compensation and director stock ownership guidelines described in the following two sections of the proxy statement. See “Director Compensation—Director Fees” and “Voting Securities and Principal Holders—Director Stock Ownership Guidelines”.

Total compensation for the named executive officers is comprised of base salaries, annual cash incentive awards, retirement plan contributions, equity awards and other benefits and perquisites. To determine compensation levels for the named executive officers, as well as other officers, the Compensation Committee reviews compensation survey data from independent sources to ensure that the total compensation program is competitive. In making determinations on the mix and amount of executive compensation, the Compensation Committee reviews all components of executive compensation for each executive. The Compensation Committee has no mandatory policy for the allocation among base salary, short-term performance-based cash bonuses, long-term incentives, and retirement benefits. The Compensation Committee considers Middlefield’s performance, industry comparative data, experience, tenure, and responsibilities in recommending compensation for each position. Executive and officer compensation is weighted toward Middlefield’s performance and achievement of annual and long-term objectives. In general, Middlefield attempts to target total compensation for named executive officers at market competitive levels of peer financial companies.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee recommends to the board the slate of director nominees to be proposed by the board for election by the shareholders, any director nominees to be elected by the board to fill interim director vacancies, and the directors to be selected for membership on and chairmanship of the committees of the board. In addition, the committee considers general corporate governance matters on behalf of the board and annually reviews with the board the requisite skills and criteria for new members. The committee also reviews the composition and function of the board as a whole. The committee met six times in 2020.

To identify nominees, the committee relies on personal contacts as well as its knowledge of members of the local communities. Middlefield has not used an independent search firm to identify nominees. The committee does not have a policy for the consideration of diversity in the nomination process. The committee generally views and values diversity from the perspective of professional and life experiences, as well as geographic location, representative of the markets in which we do business. The committee recognizes that diversity in professional and life experiences may include consideration of gender, race or national origin, in identifying individuals who possess the qualifications that the committee believes are important to be represented on the Board. In its deliberations, the committee takes into account all facets of a potential nominee’s background, including the following –

•	personal qualities and characteristics,
•	accomplishments and reputation in the business community,
•	financial, regulatory, and business experience,
•	current knowledge and contacts in the communities in which Middlefield does business,
•	ability and willingness to commit adequate time to board and committee matters,
•	fit of the individual’s skills with those of other directors and potential directors in building a board that is effective and responsive to Middlefield’s needs,
•	independence, and
•	any other factors the board deems relevant, including diversity of viewpoints, background, experience, and other demographics.

The committee also considers and reviews the director’s board and committee attendance and performance, length of board service, experience, skills, the contributions that the director brings to the board, and independence. The committee’s goal is to identify individuals who will enhance and add valuable perspective to the board’s deliberations and who will assist Middlefield in its efforts to capitalize on business opportunities in a challenging and highly competitive market.

A copy of the Corporate Governance and Nominating Committee charter is available at www.middlefieldbank.bank, along with a copy of our Corporate Governance Guidelines. The charter and guidelines are also available in print to shareholders upon request, addressed to Ms. Julie E. Amsden, Secretary, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

The committee will consider director nominees recommended by shareholders. A shareholder may submit a nomination for director by following the procedures specified in article III, section 4, of Middlefield’s Regulations. These procedures require that the shareholder deliver to Middlefield’s Secretary a written notice stating the following:

(a)	the name and address, as they appear on Middlefield’s books, of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made, as well as the name and address of each person(s) nominated by the shareholder;
(b)	a representation that the shareholder giving the notice is a holder of record of stock of Middlefield entitled to vote at the annual meeting and that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;
(c)	the class and number of shares of stock of Middlefield owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made;
(d)	a description of all arrangements or understandings between or among any of (A) the shareholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice; and
(e)	such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC.

The written consent of the nominee to serve as a director must also be provided by the shareholder making the nomination. The information must be provided to the Secretary at least 60 days before the date corresponding to the date on which Middlefield’s proxy materials were mailed to shareholders for the previous year’s annual meeting, and no more than 120 days before that date. A nomination made by a shareholder who does not comply with these procedures will be disregarded.

Middlefield’s Corporate Governance Guidelines provide that upon attaining age 75 a director may complete his or her term but may not stand for election to an additional term.

Executive Committee. The Executive Committee is empowered to act in place of the full board, with certain exceptions, between meetings of the full board. The Executive Committee performs general control and supervision functions subject to the discretion of the full board of directors. The Executive Committee meets as needed and met nine times in 2020.

A copy of the Executive Committee charter is available at www.middlefieldbank.bank. A copy of the charter is also available in print to shareholders upon request, addressed to of Ms. Julie E. Amsden, Secretary, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

Director Compensation

The following table shows the compensation paid to nonemployee directors for their service in 2020, including their service on our board, on the board of The Middlefield Banking Company, and on the board committees of Middlefield and The Middlefield Banking Company. The compensation of Directors Caldwell and Heslop is included in the Summary Compensation Table.

Name	($) Fees Earned or Paid in Cash	($) Stock Awards	($) Option Awards	($) Non-Equity Incentive Plan Compensation	($) Nonqualified Deferred Compensation Earnings	($) All Other Compensation	($) Total
Thomas W. Bevan	28,000	9,575	0	n/a	n/a	0	37,575
Eric W. Hummel**	19,750	9,575	0	n/a	n/a	0	29,325
Kenneth E. Jones	28,750	9,575	0	n/a	n/a	3,000	41,325
Darryl E. Mast	34,500	9,575	0	n/a	n/a	0	44,075
James J. McCaskey	33,750	9,575	0	n/a	n/a	0	43,325
Clayton W. Rose, III	33,250	9,575	0	n/a	n/a	2,700	45,525
William J. Skidmore	42,500	9,575	0	n/a	n/a	0	52,075
Robert W. Toth	31,750	9,575	0	n/a	n/a	0	41,325
Carolyn J. Turk	34,000	9,575	0	n/a	n/a	0	43,575
William A. Valerian**	4,500	0	0	n/a	n/a	0	4,500
Michael C. Voinovich	24,000	7,982	0	n/a	n/a	0	31,982

* Each non-employee director serving The Middlefield Banking Company on January 1, 2020 received a stock grant of 367 shares at $26.09 per share. Michael C. Voinovich was not a director of The Middlefield Banking Company on January 1, 2020. Mr. Voinovich became a bank director in March 2020, and he received a stock grant of 363 shares on November 24, 2020 at $21.99 per share.

**Eric W. Hummel attended seven meetings in 2020 until his director service ended on November 9, 2020. William A. Valerian attended four meetings in 2020 until his service as a director ended on May 13, 2020 at the 2020 annual meeting of shareholders.

Director Fees. In 2020, Middlefield directors received compensation of $750 for each board and committee meeting attended. Middlefield’s Chairman of the Board received additional annual compensation of $10,000. The Chairmen of Middlefield’s Audit Committee and Compensation Committee each receive additional annual compensation of $3,000 and the Chairmen of Middlefield’s Corporate Governance and Nominating Committee and Executive Committee each receive additional annual compensation of $2,000. For the period of time that Mr. Hummel and Ms. Turk served as Chair of the Corporate Governance & Nominating Committee in 2020, each received $1,000. For 2020, The Middlefield Banking Company directors received compensation of approximately $1,800 per month, consisting of a monthly cash retainer of $1,000, and a grant of Middlefield stock with an approximate value of $9,600. The Middlefield Banking Company directors also received $500 in committee fees for each meeting attended. The Chairmen of The Middlefield Banking Company’s Asset Liability Committee and Risk/Compliance Committee each received additional annual compensation of $2,000. The 2020 compensation of Director Jones and Director Rose includes $3,000 and $2,700, respectively, for their service on our Central Ohio Regional Advisory Board. Directors of EMORECO, Inc. receive no compensation for board service.

Blanchard Consulting Group’s director compensation analysis found that Middlefield’s director compensation was competitive compared to peers. Blanchard Consulting Group recommended that Middlefield should determine an appropriate market positioning level for aggregate director compensation and director compensation for an individual director with consideration of the mix of equity and cash provided to directors. The Compensation Committee determined that changes to the mix of director compensation would be effective in 2021 subject to final recommendation by the Corporate Governance and Nominating Committee and approval by the full Board.

The Corporate Governance and Nominating Committee recommended to the Board that the equity portion of the retainer be increased from $9,600 to $15,600 per year effective January 1, 2021 and that the monthly cash retainer for service as a director of The Middlefield Banking Company change from $1,000 to $500 effective on January 1, 2021. For 2021, the Board of The Middlefield Banking Company approved $500 monthly cash retainers to directors of the bank, and the Middlefield Board approved payment of equity grants to bank directors twice a year, with one half of the annual $15,600 amount payable on the first business day of January and the balance payable on the first business day of July, based upon the closing price of the last trading day of December and June, respectively.

Director Indemnification. At the 2001 annual meeting, shareholders approved the form and use of indemnification agreements for directors. The indemnification agreements allow directors to select the most favorable indemnification rights provided under (1) Middlefield’s Articles or Regulations in effect on the date of the indemnification agreement or on the date expenses are incurred, (2) state law in effect on the date of the indemnification agreement or on the date expenses are incurred, (3) any liability insurance policy in effect when a claim is made against the director or on the date expenses are incurred, and (4) any other indemnification arrangement otherwise available. The agreements cover all fees, expenses, judgments, fines, penalties, and settlement amounts paid in any matter relating to the director’s role as a Middlefield director, officer, employee, agent, or when serving as Middlefield’s representative with respect to another entity. Each indemnification agreement provides for the prompt advancement of all expenses incurred in connection with any proceeding subject to the director’s obligation to repay those advances if it is determined later that the director is not entitled to indemnification.

Voting Securities and Principal Holders

To the best of our knowledge, no person other than Ancora Advisors, LLC (“Ancora Advisors”) and affiliates owns beneficially more than 5% of our outstanding common stock. As of December 31, 2020, Ancora Advisors holds 298,400 shares according to a Form 13F filed with the SEC on February 12, 2021. The same Form 13F reports beneficial ownership of 86,943 shares by Ancora Family Wealth Advisors. Ancora Advisors’ Schedule 13D beneficial ownership report filed with the SEC on August 8, 2019, stated that owners and employees of Ancora Advisors owned 1,700 shares (adjusted for the 2-for-1 split on November 8, 2019). Based on collective ownership of 387,043 shares, ownership of Ancora Advisors and affiliates constitutes 6.1% of the 6,344,657 shares outstanding on the March 18, 2021 record date. Ancora Advisors’ address is 6080 Parkland Boulevard, Suite 200, Mayfield Heights, Ohio 44124.

The following table shows the beneficial ownership of Middlefield common stock on March 18, 2021 on the part of each director, each director nominee, each executive officer identified in the Summary Compensation Table, and all directors, nominees, and executive officers as a group. For purposes of the table, a person is considered to own beneficially any shares over which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire beneficial ownership within 60 days. Unless noted otherwise, voting power and investment power are exercised solely by the person named or they are shared with members of his or her household. The percentage figures are based on 6,344,657 shares outstanding, plus the number of shares each individual has the right to acquire within 60 days. The address of each of the persons listed is c/o Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

Directors, Director Nominees, and Named Executive Officers	Shares Beneficially Owned*	Shares Acquirable Within 60 Days by Option Exercise	Percent of Stock
Thomas W. Bevan, director	50,313 (1)		(12)
Thomas G. Caldwell, director, President & CEO	51,351 (2)		(12)
James R. Heslop, II, director, EVP and COO	28,044 (3)		(12)
Kenneth E. Jones, director	9,214 (4)		(12)
Darryl E. Mast, director	34,729 (5)		(12)
James J. McCaskey, director	9,061 (6)		(12)
Clayton W. Rose, III, director	16,146 (7)		(12)
William J. Skidmore, director	19,151 (8)		(12)
Donald L. Stacy, CFO, SVP and Treasurer	12,600 (9)		(12)
Robert W. Toth, director	62,573 (10)		(12)
Carolyn J. Turk, director	29,785		(12)
Michael C. Voinovich, director	8,653 (11)		(12)
other executive officers (5 people)	5,853		(12)
all directors, nominees, and executive officers as a group (17 people)	337,474		5.32%

(1)	Includes 26,530 shares held jointly with spouse.
(2)	Includes 526 shares held by Mr. Caldwell as custodian for his children and 33,528 shares held jointly with spouse.
(3)	Includes 1,236 shares held in an IRA.
(4)	Includes 2,154 shares held by Mr. Jones’ spouse. Mr. Jones’ spouse owns an additional 110 shares jointly with her sister. Mr. Jones disclaims beneficial ownership in these shares.
(5)	Includes 30,355 shares held by The Huntington Investment Company in two IRA accounts for Mr. Mast. The Huntington Investment Company also holds 1,189 shares in an individual account for Mr. Mast.
(6)	Includes 4,607 shares held jointly with spouse and 1,372 shares held by spouse in spouse’s retirement account.
(7)	Includes 5,620 shares held jointly with spouse and 1,962 shares held in a SEP retirement plan and 3,372 shares held in a trust.
(8)	Includes 1,578 shares held jointly with spouse.
(9)	Includes 43 shares held as joint tenant with a son and 4,036 shares held in an IRA.
(10)	Includes 44,463 shares held jointly with spouse, 1,100 shares held by each of Mr. Toth’s IRA and his wife’s IRA, 8,626 shares owned by spouse, 1,500 shares held in trust, and 5,785 shares owned individually.
(11)	Includes 7,612 shares held in three IRAs.
(12)	Does not exceed 1%.

Director Stock Ownership Guidelines. Middlefield’s Corporate Governance Guidelines include stock ownership guidelines for directors. Effective January 1, 2021 the guidelines provide that within four years after election a director should own Middlefield common stock equal in value to at least four times the director’s yearly base compensation for service as a director of The Middlefield Banking Company. Yearly base compensation refers to the sum of the monthly cash retainer payments that directors of The Middlefield Banking Company receive for director service to the bank and the equity grants a director of The Middlefield Banking Company receives for the year. As of December 31, 2020, all of the directors met the former stock ownership guidelines which required that within three years after election a director should own Middlefield common stock equal in value to at least two times the director’s yearly base compensation for service as a director of The Middlefield Banking Company, and three times yearly base compensation within six years.

While Middlefield encourages ownership of Middlefield stock by all executive officers, Middlefield has not adopted a stock ownership requirement for Middlefield’s named executive officers. As of December 31, 2020, ownership of Middlefield common stock, which includes the in-the-money value of stock options, equaled in value for Mr. Caldwell more than two times Mr. Caldwell’s base salary and for Mr. Heslop approximately two times Mr. Heslop’s base salary.

Delinquent Section 16(a) Reports. Section 16(a) of the Securities Exchange Act of 1934 requires that directors and executive officers, as well as any persons who own more than 10% of a registered class of equity securities, file with the SEC initial reports of ownership and reports of changes in ownership. Based solely on review of the copies of such reports furnished to Middlefield during 2020 and written representations to Middlefield, to Middlefield’s knowledge director Michael C. Voinovich filed four late Form 4 filings for purchases on August 17, 18, 19, and 20. Director Voinovich also had one late Form 4 filing for a stock grant on November 24, 2020.

Summary Compensation Table

The majority of the compensation of executive officers is paid by The Middlefield Banking Company, but compensation shown in the table is aggregate compensation paid by Middlefield and The Middlefield Banking Company. No compensation is paid by EMORECO, Inc.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Thomas G. Caldwell President and Chief Executive Officer	2020 2019	381,600 380,969	87,000 0	0 (5) 0 (6)	0	0 58,377	0 0	70,242 90,542	538,843 529,888

James R. Heslop, II Executive Vice President and Chief Operating Officer	2020 2019	252,800 252,198	41,000 0	0 (5) 0 (6)	0	0 28,437	0	49,305 62,789	343,105 343,324

Donald L. Stacy Chief Financial Officer and Treasurer	2020 2019	216,685 210,996	35,500 0	0 (5) 0 (6)	0	0 23,780	0 0	19,286 21,155	271,471 255,931

(1)       Includes salary deferred at the election of the executive under The Middlefield Banking Company’s 401(k) retirement plan.

(2)       For 2020, represents cash bonus payments made in March 2021 based on the compensation committee’s evaluation of individual and corporate performance achieved during the year.

(3)       No cash incentive payments under The Middlefield Banking Company’s Annual Incentive Plan were made to the executives based on 2020 financial performance and the executives’ performance. The 2019 cash incentive payments were made February 25, 2020, based on financial performance and the executives’ performance in 2019.

(4)       The figures in the All Other Compensation column are the sum of matching contributions under The Middlefield Banking Company’s 401(k) plan, contributions and interest earnings credited by The Middlefield Banking Company for each executive under the executive deferred compensation agreements, and directors’ fees paid to Messrs. Caldwell and Heslop. In 2020, the bank made contributions of $8,550 to the 401(k) plan account of Mr. Caldwell in 2020, $8,550 to the 401(k) plan account of Mr. Heslop, and $7,464 to the 401(k) plan account of Mr. Stacy. The 2020 contributions and interest earnings for the executive deferred compensation agreements were contributions of $19,080 and interest earnings of $15,788 for Mr. Caldwell, contributions of $12,640 and interest earnings of $1,290 for Mr. Heslop, and contributions of $10,834 and interest earnings of $987 for Mr. Stacy. Mr. Caldwell’s director fees were $26,825 in 2020 and $38,089 in 2019. Mr. Heslop’s director fees were $26,825 in 2020 and $38,089 in 2019.

(5)       Messrs. Caldwell, Heslop, and Stacy received conditional stock awards on February 25, 2020. The number of shares awarded was 4,387 shares to Mr. Caldwell, 2,422 shares to Mr. Heslop, and 2,076 shares to Mr. Stacy. The award amount is a percentage of the award recipient’s salary, divided by the share price at the close of market on December 31, 2019. The closing price of the shares on December 31, 2019 was $26.09. The percentage of salary for purposes of calculating the award to Mr. Caldwell is 30% and for Messrs. Heslop and Stacy is 25%. To become vested in and entitled to the stock award, each executive is required to maintain continuous service with Middlefield until the third anniversary of the award. The performance condition will be satisfied if the average annual return on Middlefield Banc Corp. stock for the years 2020, 2021, and 2022 is at least 10.00%. For this purpose, annual return is the sum of annual dividends and the excess of the closing stock price on the final trading day of the year over the closing price on the final trading day of the preceding year, divided by the closing stock price on the final trading day of the preceding year. The three-year average of the annual returns for 2020, 2021, and 2022 will determine whether the 10.00% goal is satisfied. If the 10.00% goal is not satisfied but the average annual return is positive, the recipient will become the owner of and entitled to a portion of the conditional stock award, forfeiting the remainder. The portion that will be issued to the recipient is the percentage of the total award equal to the percentage achievement of the 10.00% goal. If the average annual return is negative, the entire award is forfeited, unless the Compensation Committee waives the performance condition. If average annual return exceeds 10.00%, the nominal amount of the conditional stock award will increase, up to a maximum of 125% of the nominal award, increasing based on the percentage excess of actual average return over the 10.00% goal. Accordingly, the maximum potential conditional stock award total is 5,483 shares for Mr. Caldwell, 3,027 shares for Mr. Heslop, and 2,595 shares for Mr. Stacy. The terms of the awards and a copy of the form of conditional stock award agreement are included in the Form 8-K Current Report filed by Middlefield with the SEC on February 26, 2020.

(6)       Messrs. Caldwell, Heslop, and Stacy received conditional stock awards on March 1, 2019. The number of shares awarded was 5,396 shares to Mr. Caldwell, 2,978 shares to Mr. Heslop, and 2,490 shares to Mr. Stacy. The award amount is a percentage of the award recipient’s salary, divided by the share price at the close of market on December 31, 2018. The closing price of the shares on December 31, 2018 was $21.215. The percentage of salary for purposes of calculating the award to Mr. Caldwell is 30% and for Messrs. Heslop and Stacy is 25%. To become vested in and entitled to the stock award, each executive is required to maintain continuous service with Middlefield until the third anniversary of the award. The performance condition will be satisfied if the average annual return on Middlefield Banc Corp. stock for the years 2019, 2020, and 2021 is at least 10.00%. For this purpose, annual return is the sum of annual dividends and the excess of the closing stock price on the final trading day of the year over the closing price on the final trading day of the preceding year, divided by the closing stock price on the final trading day of the preceding year. The three-year average of the annual returns for 2019, 2020, and 2021 will determine whether the 10.00% goal is satisfied. If the 10.00% goal is not satisfied but the average annual return is positive, the recipient will become the owner of and entitled to a portion of the conditional stock award, forfeiting the remainder. The portion that will be issued to the recipient is the percentage of the total award equal to the percentage achievement of the 10.00% goal. If the average annual return is negative, the entire award is forfeited, unless the Compensation Committee waives the performance condition. If average annual return exceeds 10.00%, the nominal amount of the conditional stock award will increase, up to a maximum of 125% of the nominal award, increasing based on the percentage excess of actual average return over the 10.00% goal. Accordingly, the maximum potential conditional stock award total is 6,744 shares for Mr. Caldwell, 3,722 shares for Mr. Heslop, and 3,112 shares for Mr. Stacy. The terms of the awards and a copy of the form of conditional stock award agreement are included in the Form 8-K Current Report filed by Middlefield with the SEC on March 5, 2019.

Perquisites and other personal benefits provided to each of the named executive officers in 2020 and 2019 had a value of less than $10,000. The value of insurance on the lives of the named executive officers is not included in the Summary Compensation Table because the executives have no interest in the policies. However, the executives are entitled to designate the beneficiary of death benefits payable by The Middlefield Banking Company under executive survivor income agreements. See the “Executive Survivor Income Agreements” section.

Annual Incentive Plan. In 2003, The Middlefield Banking Company established the Annual Incentive Plan, a short-term cash incentive plan that rewards employees with additional cash compensation if specific objectives are achieved. An employee’s potential cash incentive payment under the Annual Incentive Plan depends upon two factors: (x) the employee’s position, which establishes a maximum cash incentive award as a percent of base salary, and (y) the degree to which the performance targets, such as targeted net income, and individual performance targets, are achieved. Annual incentive payments under the plan for a particular year generally are based on objective financial performance criteria established by The Middlefield Banking Company board, with the Compensation Committee’s recommendation.

For 2020, The Middlefield Banking Company established two qualifying gateways before payments under the plan could be made to the named executive officers. One of those qualifying gateways required the classified asset coverage ratio (the ratio of adversely classified assets as a percent of the sum of Tier 1 capital and the allowance for loan and lease losses) not to exceed a specified threshold. Classified assets means securities and loans graded substandard, doubtful, or loss, as well as other real estate owned. The decline in economic conditions caused by the COVID-19 pandemic resulted in loan quality deterioration and significant loan loss provisions that were not foreseen when the requirements for 2020 operating results were established by board action in February, 2020. The failure to satisfy the threshold established in February, 2020 for the classified asset coverage ratio resulted in the outcome that no cash incentive payments were made to the named executive officers under the plan.

The Compensation Committee of The Middlefield Banking Company met on February 23, 2021 to determine if a discretionary bonus was appropriate. Given the unprecedented and unforeseeable impact of the COVID-19 pandemic on the general economy and on the banking industry during 2020, the Compensation Committee determined it was desirable to award discretionary bonus compensation to the named executive officers based on the committee’s evaluation of individual and corporate performance achieved in 2020. The discretionary bonus recognized the achievements of the leadership team in managing business continuity throughout the course of the pandemic, attending to the protection and physical well-being of employees and customers, and ensuring that businesses and individual borrowers were afforded the intended financial relief and benefits of the CARES Act and associated regulatory guidance. Messrs. Caldwell, Heslop, and Stacy received discretionary bonus payments of $87,000, $41,000, and $35,500, respectively, as reported in the Summary Compensation Table.

The Annual Incentive Plan was amended and restated effective March 12, 2019. A copy of the plan is included as exhibit 10.22 to the Form 8-K Current Report that we filed with the SEC on March 12, 2019, which is available for viewing or download at www.sec.gov. All employees are eligible for awards under the Annual Incentive Plan. Employees who are not members of the senior management team received cash incentive payments for 2020 operating results consistent with the plan. The bank-wide performance objectives that had to be achieved in 2020 to receive a cash incentive payment under the plan included a net income goal, an efficiency ratio goal, a goal for loan growth, and a goal for deposit growth. The bank’s Compensation Committee also considers individual performance goals. As amended, the Annual Incentive Plan provides that Mr. Caldwell is eligible for a cash bonus in an amount ranging from a minimum of 12% of his salary if actual performance is 90% of targeted performance goals established by the bank’s Compensation Committee, 24% of salary if actual performance is 100% of targeted performance goals, and a maximum of 36% of salary if actual performance is 110% or more of targeted performance goals. Mr. Caldwell’s annual award under the plan is exclusively determined by the bank’s performance. Mr. Heslop and Mr. Stacy are eligible for cash bonuses in an amount ranging from a minimum of 12% of salary if actual performance is 90% of targeted performance goals, 18% of salary if actual performance is 100% of targeted performance goals, and a maximum of 24% of salary if actual performance is 110% or more of targeted performance goals. Messrs. Heslop and Stacy’s annual award under the plan is exclusively determined by the bank’s performance.

The Annual Incentive Plan has certain forfeiture and recoupment, or “clawback,” provisions that allow the board to rescind awards under the plan that have not yet been paid, and recover awards that have been paid, upon the occurrence of certain events. The Compensation Committee may rescind and not pay an incentive award to a participant in the Annual Incentive Plan if the Compensation Committee finds that the participant failed significantly to satisfy expectations, engaged in fraudulent or unethical conduct in the course of the participant’s employment or committed an intentional violation of bank policy. The Annual Incentive Plan also provides that a participant in the plan agrees to repay to The Middlefield Banking Company any award that is entirely or partially attributable to a financial reporting error. If an award is entirely attributable to a financial reporting error, the participant must promptly repay to The Middlefield Banking Company the entire amount of the award and if an award is partially attributable to a financial reporting error the participant must promptly repay to The Middlefield Banking Company the portion of the award that the Compensation Committee determines is attributable to the financial reporting error.

2017 Omnibus Equity Plan. The 2017 Omnibus Equity Plan approved by shareholders on May 10, 2017 authorizes the issuance of 448,000 shares of Middlefield common stock. Middlefield’s Compensation Committee administers the Omnibus Equity Plan. Shares of common stock issued under the Omnibus Equity Plan may be treasury shares, authorized and unissued shares not reserved for any other purpose, or a combination of treasury shares and authorized but unissued shares. Awards to employees may take the form of incentive stock options, or ISOs, that qualify for favored tax treatment under Internal Revenue Code section 422, stock options that do not qualify under section 422, referred to as NQSOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, performance shares, which become fully vested if conditions imposed in the award agreement are satisfied, and other stock-based awards. In contrast to the kinds of awards that may be made to employees, non-employee directors are eligible for awards of NQSOs, restricted stock, restricted stock units and other stock-based awards. The terms of each award are stated in award agreements. Of the shares authorized for issuance under the Omnibus Equity Plan, up to one half, or 224,000 shares, may be reserved for issuance under incentive stock options. The aggregate number of shares underlying awards granted to an individual participant in a single year may not exceed 44,800.

Unless the participant’s award agreement provides otherwise, when a participant employee’s employment terminates or when a non-employee director participant’s service terminates, the portion of any award held by the participant that is not exercisable is forfeited and the portion of any restricted stock award or performance share award that is unvested and held in escrow is forfeited. All NQSOs, SARs, ISOs and other stock-based awards held by the participant that are exercisable are forfeited if not exercised before the earlier of the expiration date specified in the award agreement or 90 days after termination occurs. However, all of a participant’s outstanding awards are forfeited if the participant’s employment or director service terminates for cause or if in Middlefield’s judgment a basis for termination for cause exists, regardless of whether the awards are exercisable and regardless of whether the participant’s employment or director service actually terminates. However, shares of restricted stock or performance shares that have been released from escrow and distributed to the participant are not affected by a termination for cause.

If a change in control of Middlefield occurs, the Compensation Committee has broad authority and sole discretion to take actions it deems appropriate to preserve the value of participants’ awards. In general, a change in control means one or more of the following events occur –

•	a change in the composition of Middlefield’s board of directors, after which the incumbent members of the board on the effective date of the 2017 Omnibus Equity Plan – including their successors whose election or nomination was approved by a vote of at least two-thirds of those incumbent directors and their successors – no longer represent a majority of the board,

•	a person (other than persons such as subsidiaries or benefit plans) becomes a beneficial owner of Middlefield securities representing 25% or more of the combined voting power of all securities eligible to vote for the election of directors, excepting business combinations after which Middlefield’s shareholders own more than 50% of the resulting company and except for stock issuances approved by incumbent directors and their successors;

•	a merger, consolidation, share exchange, or similar form of business combination transaction requiring approval of Middlefield’s shareholders, excepting business combinations after which Middlefield’s shareholders own more than 50% of the resulting company; or

•	Middlefield’s shareholders approve a plan of complete liquidation or dissolution or sale of all or substantially all of Middlefield’s assets.

To align equity compensation practices with stockholder interests, in 2015 we implemented a change in our equity compensation practices, awarding restricted stock with vesting that is typically dependent not only on continued service over time but also on achieving an established average annual return on Middlefield stock.

Executive Deferred Compensation Agreements. The Middlefield Banking Company entered into executive variable benefit deferred compensation agreements with Messrs. Heslop and Stacy on July 9, 2018. Under the executive variable benefit deferred compensation agreements, the executives will receive an annual contribution ranging from 5% to 15% of their base salary. Contributions exceeding 5% of salary are conditional on achievement of performance goals involving (i) the bank’s net income for the plan year and (ii) the bank’s peer ranking for the plan year based on the top 50% of all FDIC-insured commercial banks having assets between $1 billion and $3 billion as reported on the Uniform Bank Performance Report (“UBPR”) as reported on the Federal Financial Institutions Examination Council’s website at www.ffiec.gov/UBPR.htm. The UBPR is an analytical tool created for bank supervisory, examination, and management purposes. In a concise format, the UBPR shows the impact of management decisions and economic conditions on a bank’s performance and balance-sheet composition. The executive variable benefit deferred compensation agreements do not supersede the May 8, 2008 amended executive deferred compensation agreements to which Messrs. Heslop and Stacy are parties.

The Middlefield Banking Company entered into executive deferred compensation agreements with Messrs. Caldwell, Heslop, and Stacy on December 28, 2006. Amended on May 9, 2008 for compliance with Internal Revenue Code section 409A, the executive deferred compensation agreements provide supplemental retirement income benefits. The arrangement is noncontributory, meaning contributions can be made solely by The Middlefield Banking Company. For each year the executive remains employed with The Middlefield Banking Company, until attaining age 65 the Middlefield Banking Company credits each executive with a contribution ranging from 5% to 15% of the executive’s base annual salary. Messrs. Heslop and Stacy’s contributions ended after the executives reached age 65 during the fourth quarter of 2018. Messrs. Heslop and Stacy’s payments began after the executives reached aged 65. In 2020, Messrs. Heslop and Stacy received monthly payments of $2,305.25 and $1,772.37, respectively, pursuant to their 2008 amended executive deferred compensation agreements. Contributions exceeding 5% of salary are conditional on achievement of performance goals involving: (x) The Middlefield Banking Company’s net income for the plan year and (y) The Middlefield Banking Company’s peer ranking for the plan year, based on the top 50% of all FDIC-insured commercial banks having assets between $1 billion and $3 billion as reported on the UBPR as reported on the Federal Financial Institutions Examination Council’s website at www.ffiec.gov/UBPR.htm.

Each of the two performance goals can account for a contribution of up to 7.5% of the executive’s base annual salary. The net income goal for each year is established by The Middlefield Banking Company’s Compensation Committee by March 31 of that year. The Compensation Committee’s decisions are not final unless approved by a majority of the independent directors of The Middlefield Banking Company.

Executive Survivor Income Agreements. The Middlefield Banking Company entered into executive survivor income agreements with executives in June 2003, including Messrs. Caldwell, Heslop, and Stacy. The agreements promise a specific cash benefit payable by The Middlefield Banking Company to an executive’s designated beneficiary at the executive’s death, provided the executive dies before attaining age 85. The benefit would be paid to the executive’s beneficiary if the executive dies in active service to The Middlefield Banking Company, but it also would be payable for death occurring after the executive’s termination of service if the executive terminated (x) because of disability, or (y) within 12 months after a change in control of Middlefield, or (z) after having attained age 55 with at least ten years of service to The Middlefield Banking Company or after having attained age 65.

The total death benefit payable to Mr. Caldwell’s beneficiaries if he dies in active service to The Middlefield Banking Company is $471,741, the benefit payable to Mr. Heslop’s beneficiaries is $368,970, and the benefit payable to Mr. Stacy’s beneficiaries is $222,619. For death after terminating active service with The Middlefield Banking Company, the death benefit for Mr. Caldwell’s beneficiaries is $471,741, $368,970 for Mr. Heslop’s beneficiaries, and $111,309 for Mr. Stacy’s beneficiaries. To assure itself of funds sufficient to pay the promised death benefits, The Middlefield Banking Company purchased insurance on the executives’ lives with a single premium payment. The Middlefield Banking Company owns the policies and is the sole beneficiary. Of the total premium paid for the insurance on the various executives’ lives, $495,873 is attributable to insurance purchased on the life of Mr. Caldwell, $447,351 is attributable to insurance on the life of Mr. Heslop, and $333,890 is attributable to insurance purchased on the life of Mr. Stacy. The premium amounts are not included in the Summary Compensation Table. The Middlefield Banking Company expects the policies’ death benefits to be sufficient to pay all benefits promised under the executive survivor income agreements.

Change-in-Control Agreements. Although Middlefield and its subsidiaries do not have written employment agreements with officers, Middlefield entered into severance agreements with some of its executive officers, including Messrs. Caldwell, Heslop, and Stacy. The severance agreements provide that the executive is entitled to severance compensation if a change in control occurs during the term of the agreement. The severance compensation is payable in a single lump sum. For purposes of the severance agreements, the term “change in control” is defined as it is defined in Internal Revenue Code section 409A and implementing rules. In the case of executives other than Messrs. Caldwell, Heslop, and Stacy, the lump-sum severance benefit is payable immediately after involuntary termination without cause or voluntary termination with good reason occurring within 24 months after a change in control. The lump-sum benefit of Messrs. Caldwell, Heslop, and Stacy is payable when a change in control occurs.

The agreements promise to each executive a lump-sum payment calculated as a multiple of the executive’s salary and the executive’s cash bonus and cash incentive compensation. The multiple of compensation payable under the severance agreements is 2.5 times in the case of Messrs. Caldwell, Heslop and Stacy and two times compensation for other executives. The agreements also promise continued life, health, and disability insurance coverage for 24 months after employment termination and legal fee reimbursement if the severance agreements are challenged after a change in control. The change-in-control agreements with Messrs. Caldwell, Heslop and Stacy are included in the Form 8-K Current Report filed by Middlefield with the SEC on March 12, 2019.

Retirement Plan. Middlefield does not maintain a defined benefit or actuarial plan providing retirement benefits for officers or employees based on actual or average final compensation. The Middlefield Banking Company maintains a section 401(k) employee savings and investment plan for substantially all employees and officers who have more than one year of service. The bank’s contribution to the plan is based on 50% matching of voluntary contributions, up to 6% of compensation. An eligible employee may contribute up to 15% of his or her salary. Employee contributions are vested at all times. Bank contributions are fully vested after six years, vesting in 20% annual increments beginning with the second year. Employees also have life insurance benefits under a group term life insurance program, paying benefits to an employee’s beneficiary if the employee dies while employed by The Middlefield Banking Company, up to the lesser of (x) twice the employee’s annual salary at the time of death or (y) $200,000.

Transactions with Related Parties. Middlefield directors and executive officers and their associates are customers of and enter into banking transactions with The Middlefield Banking Company in the ordinary course of business. Middlefield expects that these relationships and transactions will continue. The transactions with directors, executive officers, and their associates have not involved more than the normal risk of collectability and have not presented other unfavorable features. Loans and commitments to lend included in these transactions were made and will be made on substantially the same terms – including interest rates and collateral – as those prevailing at the time for comparable transactions with persons not affiliated with Middlefield.

Outstanding Equity Awards

The following table shows as of December 31, 2020 unvested and unearned stock awards and the number of shares acquirable, exercise prices, and expiration dates of all unexercised stock options held by the executives identified in the Summary Compensation Table.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Thomas G. Caldwell	5,000			8.775	05/09/2021			1,882(2) 868(3) 5,396(4) 4,387(5)	42,345 19,530 121,410 98,708
James R. Heslop, II	650			8.775	05/09/2021			1,453(2) 466(3) 2,978(4) 2,422(5)	32,693 10,485 67,005 54,495
Donald L. Stacy	5,000			8.775	05/09/2021			1,156(2) 393(3) 2,490(4) 2,076(5)	26,010 8,843 56,025 46,710

(1)       Shares adjusted for the 2-for-1 stock split on November 8, 2019.

(2)        Messrs. Caldwell, Heslop, and Stacy received conditional stock awards on July 20, 2017. The number of shares awarded was 1,506 shares to Mr. Caldwell, 1,162 shares to Mr. Heslop, and 924 shares to Mr. Stacy. To become vested in and entitled to that number of shares, two conditions were required to be satisfied: a service condition and a performance condition. Under the service condition, the executive must maintain continuous service with Middlefield and affiliates until the third anniversary of the award, although this condition is waived in the case of death or disability or a change in control occurring in the three-year period. The performance condition is satisfied if the average annual return of Middlefield stock for the years 2017, 2018, and 2019 is at least 8.00%. For this purpose, annual return is the sum of annual dividends and the excess of the closing stock price on the final trading day of the year over the closing price on the final trading day of the preceding year, divided by the closing stock price on the final trading day of the preceding year. The three-year average of the annual returns for 2017, 2018, and 2019 determine whether the 8.00% goal is satisfied. If average annual return exceeds 8.00%, the nominal amount of the conditional stock award will increase, up to a maximum of 125% of the nominal award, increasing based on the percentage excess of actual average return over the 8.00% goal. The maximum potential conditional stock award total for the July 20, 2017 award for Mr. Caldwell is 1,882 shares, for Mr. Heslop 1,453 shares, and for Mr. Stacy 1,156 shares. The terms of the award and a copy of the form of conditional award agreement are included in the Form 8-K Current Report filed by Middlefield with the SEC on July 24, 2017. The closing stock price on December 31, 2016 was $19.35. The closing stock price on December 31, 2017 was $24.10 and dividends per share for 2017 were $0.54. Based on this, the return for 2017 was 27.34%. The closing stock price on December 31, 2018 was $21.215 and dividends per share for 2018 were $0.585. Based on this, the return for 2018 was -9.54%. The closing price on December 31, 2019 was $26.09, and dividends per share for 2019 were $0.57. The return for 2019 was 25.67%. Based on this, the three-year average annual return for 2017, 2018 and 2019 was 14.49%, which was 181% of the 8.00% goal, and Messrs. Caldwell, Heslop and Stacy became fully vested in their respective maximum potential conditional stock award totals as of July 20, 2020.

(3) Messrs. Caldwell, Heslop, and Stacy received conditional stock awards on May 22, 2018. The number of shares awarded was 4,480 shares to Mr. Caldwell, 2,404 shares to Mr. Heslop, and 2,030 shares to Mr. Stacy. The award amount was a percentage of the award recipient’s salary, divided by the share price at the close of market on December 31, 2017. The closing price of the shares on December 31, 2017 was $24.10. The percentage of salary for purposes of calculating the award to Mr. Caldwell is 30% and for Messrs. Heslop and Stacy is 25%. To become vested in and entitled to the stock award, each executive is required to maintain continuous service with Middlefield until the third anniversary of the award. The performance condition is satisfied if the average annual return on Middlefield Banc Corp. stock for the years 2018, 2019, and 2020 is at least 8.00%. For this purpose, annual return is the sum of annual dividends and the excess of the closing stock price on the final trading day of the year over the closing price on the final trading day of the preceding year, divided by the closing stock price on the final trading day of the preceding year. The three-year average of the annual returns for 2018, 2019, and 2020 determine whether the 8.00% goal is satisfied. If the 8.00% goal is not satisfied but the average annual return is positive, the recipient will become the owner of and entitled to a portion of the conditional stock award equal to the percentage achievement of the 8.00% goal. The portion that will be issued to the recipient is the percentage of the total award equal to the percentage achievement of the 8.00% goal. The terms of the awards and a copy of the form of conditional stock award agreement are included in the Form 8-K Current Report filed by Middlefield with the SEC on May 29, 2018. The closing stock price on December 31, 2018 was $21.215. The closing stock price on December 31, 2017 was $24.10 and dividends per share for 2018 were $.585. Based on this, the return for 2018 was -9.54%. The closing stock price on December 31, 2019 was $26.09 and dividends per share for 2019 were $0.57. Based on this, the return for 2019 was 25.67%. The closing price on December 31, 2020 was $22.50, and dividends per share for 2020 were $0.60. Based on this, the return for 2020 was -11.46% and the three-year average annual return for 2018, 2019 and 2020 was 1.55%, which did not meet the 8.00% goal. Because the average annual return for the years 2018, 2019 and 2020 is positive but less than the goal of 8.00%, Messrs. Caldwell, Heslop and Stacy are vested in a percentage of their respective stock awards equal to the percentage achievement of the 8.00% goal. The average annual return for the years 2018, 2019 and 2020 of 1.55% is 19.38% of the 8.00% goal. Messrs. Caldwell, Heslop and Stacy will become fully vested in 868 shares, 466 shares and 393 shares, respectively, as of May 22, 2021 if they remain employed through that date.

(4)       Messrs. Caldwell, Heslop, and Stacy received conditional stock awards on March 1, 2019. The number of shares awarded was 5,396 shares to Mr. Caldwell, 2,978 shares to Mr. Heslop, and 2,490 shares to Mr. Stacy. The award amount is a percentage of the award recipient’s salary, divided by the share price at the close of market on December 31, 2018. The closing price of the shares on December 31, 2018 was $21.215. The percentage of salary for purposes of calculating the award to Mr. Caldwell is 30% and for Messrs. Heslop and Stacy is 25%. To become vested in and entitled to the stock award, each executive is required to maintain continuous service with Middlefield until the third anniversary of the award. The performance condition will be satisfied if the average annual return on Middlefield Banc Corp. stock for the years 2019, 2020, and 2021 is at least 10.00%. For this purpose, annual return is the sum of annual dividends and the excess of the closing stock price on the final trading day of the year over the closing price on the final trading day of the preceding year, divided by the closing stock price on the final trading day of the preceding year. The three-year average of the annual returns for 2019, 2020, and 2021 will determine whether the 10.00% goal is satisfied. If the 10.00% goal is not satisfied but the average annual return is positive, the recipient will become the owner of and entitled to a portion of the conditional stock award, forfeiting the remainder. The portion that will be issued to the recipient is the percentage of the total award equal to the percentage achievement of the 10.00% goal. If the average annual return is negative, the entire award is forfeited, unless the Compensation Committee waives the performance condition. If average annual return exceeds 10.00%, the nominal amount of the conditional stock award will increase, up to a maximum of 125% of the nominal award, increasing based on the percentage excess of actual average return over the 10.00% goal. Accordingly, the maximum potential conditional stock award total is 6,744 shares for Mr. Caldwell, 3,722 shares for Mr. Heslop, and 3,112 shares for Mr. Stacy. The terms of the awards and a copy of the form of conditional stock award agreement are included in the Form 8-K Current Report filed by Middlefield with the SEC on March 5, 2019.

(5)       Messrs. Caldwell, Heslop, and Stacy received conditional stock awards on February 25, 2020. The number of shares awarded was 4,387 shares to Mr. Caldwell, 2,422 shares to Mr. Heslop, and 2,076 shares to Mr. Stacy. The award amount is a percentage of the award recipient’s salary, divided by the share price at the close of market on December 31, 2019. The closing price of the shares on December 31, 2019 was $26.09. The percentage of salary for purposes of calculating the award to Mr. Caldwell is 30% and for Messrs. Heslop and Stacy is 25%. To become vested in and entitled to the stock award, each executive is required to maintain continuous service with Middlefield until the third anniversary of the award. The performance condition will be satisfied if the average annual return on Middlefield Banc Corp. stock for the years 2020, 2021, and 2022 is at least 10.00%. For this purpose, annual return is the sum of annual dividends and the excess of the closing stock price on the final trading day of the year over the closing price on the final trading day of the preceding year, divided by the closing stock price on the final trading day of the preceding year. The three-year average of the annual returns for 2020, 2021, and 2022 will determine whether the 10.00% goal is satisfied. If the 10.00% goal is not satisfied but the average annual return is positive, the recipient will become the owner of and entitled to a portion of the conditional stock award, forfeiting the remainder. The portion that will be issued to the recipient is the percentage of the total award equal to the percentage achievement of the 10.00% goal. If the average annual return is negative, the entire award is forfeited, unless the Compensation Committee waives the performance condition. If average annual return exceeds 10.00%, the nominal amount of the conditional stock award will increase, up to a maximum of 125% of the nominal award, increasing based on the percentage excess of actual average return over the 10.00% goal. Accordingly, the maximum potential conditional stock award total is 5,483 shares for Mr. Caldwell, 3,027 shares for Mr. Heslop, and 2,595 shares for Mr. Stacy. The terms of the awards and a copy of the form of conditional stock award agreement are included in the Form 8-K Current Report filed by Middlefield with the SEC on February 26, 2020.

Proposal ONE – Election of three Directors FOR THE TERM EXPIRING IN 2024

According to Article III, section 2, of Middlefield’s Regulations, the board may consist of no fewer than five and no more than 25 directors, the precise number being fixed or changed from time to time within that range by the board or by majority vote of shareholders acting at an annual meeting. Article III, section 2(b) of Middlefield’s Regulations provides that if the number of directors (including vacancies) of Middlefield is six or more, the directors must be classified into at least two classes, as nearly equal in number as possible and consisting of no fewer than three directors in each class, designated Class I, Class II, and if there are nine or more directors, Class III. Our board currently consists of eleven directors. Class I of Middlefield’s board consists of Directors Jones, McCaskey and Voinovich (term expiring at the 2023 Annual Meeting), Class II includes Directors Bevan, Heslop, Rose, and Toth (term expiring at the 2021 Annual Meeting), and Class III consists of Directors Caldwell, Mast, Skidmore, and Turk (term expiring at the 2022 Annual Meeting).

Age 76, director Robert W. Toth has reached the mandatory age of retirement for directors under Middlefield’s Corporate Governance Guidelines. The Corporate Governance Guidelines provide that upon attaining age 75 a director may complete his term but may not stand for election to an additional term. Mr. Toth’s term as a member of the Board of Director will end effective as of the 2021 Annual Meeting and he is not standing for reelection. As a result, Middlefield will reduce the size of its Board of Directors from eleven to ten, effective as of the 2021 Annual Meeting.

Three Nominees for the term ending at the 2024 Annual Meeting (Proposal One). The Corporate Governance and Nominating Committee recommended Directors Bevan, Heslop and Rose for reelection to the board. The board accepted the Corporate Governance and Nominating Committee’s recommendation and nominated these three individuals to serve as directors for the term ending at the 2024 Annual Meeting of Shareholders or until their successors are elected and qualified.

Nominee for the term expiring in 2024 (Proposal One)	Age	Director since	Current term expires	Biography
Thomas W. Bevan	55	2017	2021

Mr. Bevan is a founding shareholder and CEO of Bevan & Associates, LPA, Inc. in Boston Heights, Ohio. Mr. Bevan has been licensed to practice law in the State of Ohio since 1991. He has also been admitted to practice before the U.S. District Court, Northern District of Ohio, and the United States Supreme Court. Mr. Bevan is a member of the Ohio State Bar Association, a member and Foundation Fellow of the Akron Bar Association, a member of the Ohio Association for Justice, and a member of the Public Justice Foundation. Mr. Bevan is also a principal of Pure Health Dental, LLC, which is a dental service organization that acquires and operates dental practices throughout Northeast Ohio. Mr. Bevan is also a principal of Liberty Capital, LLC, which is a commercial and residential real estate development and management company. Mr. Bevan was a member of the Board of Directors of Liberty Bank, N.A. from 2011 until 2017, and has been a Middlefield Banc Corp. director since 2018. Mr. Bevan’s years of banking experience, his community contacts, his knowledge of the former Liberty Bank, N.A.’s customer base and market area as well as his knowledge of Middlefield Banc Corp. allow him to provide business and leadership expertise to the board.

James R. Heslop, II	67	2001	2021

Executive Vice President and Chief Operating Officer of The Middlefield Banking Company since 1996, Mr. Heslop became Executive Vice President and Chief Operating Officer of Middlefield on October 30, 2000. He became a director of the bank in July 1999 and a director of Middlefield on November 19, 2001. He is also the Vice President and Secretary and a director of EMORECO, Inc. From July 1993 until joining The Middlefield Banking Company in April 1996, Mr. Heslop was a Director, President, and Chief Executive Officer of First County Bank in Chardon, Ohio, an institution with total assets exceeding $40 million. First County Bank was an affiliate of F.N.B. Corporation, Pittsburgh, Pennsylvania. Mr. Heslop earned a B.S. in Business Administration from Wheeling College, an M.B.A. from Tiffin University, and is a graduate of the Graduate School of Banking at the University of Wisconsin-Madison. Mr. Heslop’s education, experience in the banking and financial services industry, and significant leadership positions with Middlefield, The Middlefield Banking Company, and EMORECO, Inc. allow him to provide business and leadership expertise to the board.

Clayton W. Rose, III	68	2016	2021

Mr. Rose retired in 2018 as an Executive Principal in the Dublin, Ohio office of Rea & Associates Inc. CPA’s. Mr. Rose received his license in Ohio as a CPA in 1981 but currently is not in active practice as a CPA. Rea & Associates is a regional public accounting firm with fourteen offices in the state of Ohio. Mr. Rose earned a B.S. from The Ohio State University in 1974. He is active in the Dublin community with involvement in Kiwanis, the Dublin Convention and Visitors Bureau, the Dublin Irish Festival, the Dublin Historical Society, and the Ohio State University Alumni Society. Mr. Rose was a director of Emerald Bank when it merged into The Middlefield Banking Company on January 20, 2014. He became a director of The Middlefield Banking Company shortly after the January 2014 merger. Mr. Rose’s business and accounting experience allow him to provide accounting and financial management expertise to the board.

Seven continuing directors	Age	Director since	Current term expires	Biography
Thomas G. Caldwell	63	1997	2022

Mr. Caldwell is President and Chief Executive Officer of Middlefield, The Middlefield Banking Company, and EMORECO, Inc. Mr. Caldwell served as Vice President of Middlefield until October 2000, when he became President and CEO. Mr. Caldwell is a director of the Community Bankers Association of Ohio, the Hattie Larlham Care Group and Foundation, and the Middlefield Historical Society. Mr. Caldwell’s experience in the banking and financial services industry and significant leadership positions with Middlefield, The Middlefield Banking Company, and EMORECO, Inc. allow him to provide business and leadership expertise to the board.

Seven continuing directors	Age	Director since	Current term expires	Biography
Darryl E. Mast	70	2013	2022

Darryl Mast retired in 2016 from The Hattie Larlham Care Group and Foundation, a nonprofit organization dedicated to improving the lives of children and adults with developmental and intellectual disabilities.  He had been COO with responsibility for IT phone, facilities and fleet management, human resource management and business office support services having joined the organization in 2004.  Mr. Mast began his career in banking in 1974.  He was Senior Vice President of Second National Bank of Warren from 1986 to 2004 and an executive of Second Bancorp, Inc. with responsibility for 33 banking centers, consumer lending, call center, web site and online banking and private banking.  Mr. Mast also served on the Asset/Liability, Second Bancorp Foundation and other committees.  Mr. Mast has served on the Board of Trustees of the Warren Area Chamber of Commerce Economic Development Foundation, the Hattie Larlham Foundation, The Kent State University Trumbull Campus Advisory Board, and the Rotary Club of Warren.  He served as President of the Board of Valley Consulting Services and as Chairman of the Wooster Area Chamber of Commerce.  Mr. Mast attended Miami University, Oxford, Ohio, and the Graduate School of Banking at the University of Wisconsin.  Mr. Mast’s banking experience, his demonstrated leadership ability, and his community involvement add important business and leadership experience to the board.

William J. Skidmore	64	2007	2022

Until December 31, 2019, Mr. Skidmore was Northeast Ohio Senior District Manager of Waste Management. Mr. Skidmore held progressively responsible positions with Waste Management and a predecessor company since 1978. A New York Stock Exchange-listed company, Waste Management is North America’s leading provider of comprehensive waste management environmental services. Waste Management has been a serial acquirer of solid waste businesses, acquiring 86 solid waste businesses in 2016, 2017, and 2018. Waste Management executes its business with integral involvement from the field, and Mr. Skidmore was an important contributor to Waste Management’s serial acquisition record in Indiana, Michigan, and Ohio. Mr. Skidmore served as the first point of contact seeking to determine the interest of a solid waste business owner in selling, and Mr. Skidmore contributed his operational insight into Waste Management’s pro forma acquisition pricing for an accretive acquisition, and negotiated the final price with the selling owner on approximately a dozen Waste Management acquisitions of solid waste businesses.

Mr. Skidmore previously served on the Board of Directors of both First County Bank in Chardon, Ohio, and of Metropolitan National Bank in Youngstown, Ohio. He is a member and was the past President of the Chardon Rotary, a former President of the Chardon Chamber of Commerce, a past member of the Business Advisory Committee to Chardon Local Schools, a former member of the business advisory committee of Kent State University (Geauga), and a past representative to the board of the National Solid Waste Management Association in Washington, D.C. Mr. Skidmore earned a Bachelor’s Degree in Sales and Marketing from Bowling Green State University in 1978. Mr. Skidmore’s business management and banking experience in the Northeast Ohio market allow him to provide business and leadership expertise to the board.

Carolyn J. Turk	64	2004	2022	Ms. Turk is the Senior Internal Auditor of Molded Fiber Glass Companies and is a licensed CPA. Located in Ashtabula, Ohio, Molded Fiber Glass Companies is a manufacturer of reinforced fiber glass products with 12 entities in the U.S. and Mexico. Ms. Turk earned a B.S. in Accountancy from Youngstown State University in 1984. She has a long record of community service and currently serves on the Board of Country Neighbor Program, Inc. and as a Trustee of the Ashtabula Foundation. Ms. Turk’s business and accounting experience allow her to provide accounting and financial management expertise to the board.
Kenneth E. Jones	72	2008	2023

A retired financial executive, Mr. Jones earned a B.S. in Nuclear Engineering from the University of Virginia in 1970 and an M.B.A. from the University of Virginia in 1972. He is also licensed in Ohio as a CPA (inactive). Mr. Jones is a former director of Applied Innovation, Inc. of Dublin, Ohio (NASDAQ), and served as Chairman of its Audit Committee. He has served as the elected fiscal officer of Jefferson Township, Franklin County, Ohio since May 2004. Mr. Jones’ financial and business experience and his service as a director of Middlefield since 2008 allow him to provide business and leadership expertise to the board.

Seven continuing directors	Age	Director since	Current term expires	Biography
James J. McCaskey	57	2004	2023

Mr. McCaskey is the President of McCaskey Landscape & Design, LLC, a design-build landscape development company. Previously, he was Vice President of Sales for the Pattie Group, also a design-build landscape development company, with which he had been employed for seventeen years. Mr. McCaskey is a past member of the Board of Directors and past President of the Ohio Landscape Association. Mr. McCaskey serves on the Advisory Board of Kent State University (Geauga), serves on the Geauga County Planning Commission since January 2019, and since January 2, 2014 serves as Munson Township Trustee. Mr. McCaskey earned a Bachelor’s Degree in Agricultural Production and a Bachelor’s Degree in Biology from Wilmington College in 1985. Mr. McCaskey’s extensive business management experience, community involvement, and service as a director of Middlefield since 2004 allow him to provide business and leadership expertise to the board.

Michael C. Voinovich	47	2020	2023

Mr. Voinovich is Executive Vice President and Chief Investment Officer of ECHO Health, Inc., headquartered in Westlake, Ohio. ECHO Health, Inc. provides innovative payment processing services to the healthcare and insurance industries. At ECHO Health, Inc., Mr. Voinovich is responsible for overseeing the company’s venture capital and corporate investment portfolios. Prior to joining ECHO Health, Inc. in January 2019, Mr. Voinovich was an investment banker for 19 years representing financial institutions and their holding companies. From 2013 until 2019, he was Managing Director and a Member of the Firm Commitment Committee of the Philadelphia-based investment banking firm of Boenning & Scattergood, Inc. Mr. Voinovich’s responsibilities included providing advice relating to debt and equity offerings, analyzing financial and accounting issues for banks engaged in merger and acquisition activities, assisting boards of directors in evaluating strategic alternatives to maximize shareholder value, and negotiating and executing transactions.

A graduate of John Carroll University with a B.S. in Business Administration, Mr. Voinovich has served as a member of the Board of Directors of Bank of George, Las Vegas, Nevada, since March 2015 and its holding company GBank Financial Holdings, Inc. (OTCQX: GBFH) since December 2017. Bank of George operates two full-service branches in Las Vegas and also conducts business through its Financial FinTech Division that enables cashless, mobile commerce solutions for the gaming, lottery and sports betting payments world. In August 2020, Mr. Voinovich became a director of Anchor Bancorporation, Inc. and its wholly owned subsidiary, Anchor State Bank, located in Anchor, Illinois. Since November 2019, Mr. Voinovich has been a director of RSI Solutions, LLC, a highly specialized employment search firm focused on placing neurologists and neurosurgeons across the United States. In May 2017, Mr. Voinovich became a director of Positive Education Program, Greater Cleveland’s largest non-profit agency serving developmental needs of children. Mr. Voinovich’s experience in the banking and financial services industry allows him to provide significant corporate finance and transactional expertise to the board.

Directors of The Middlefield Banking Company and EMORECO, Inc. are elected annually and do not serve staggered terms. The Middlefield Banking Company currently has twelve directors. The directors identified in the preceding table are expected to be nominated and elected to serve as directors of The Middlefield Banking Company for the following year. EMORECO, Inc. has four directors, all of whom are expected to be nominated and elected to continue serving for the following year, including Messrs. Caldwell and Heslop.

The Board of Directors recommends voting “FOR” election of Thomas W. Bevan, James R. Heslop, II, and Clayton W. Rose, III to the term expiring at the 2024 annual meeting.

Proposal TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are subject to section 14A of the Securities Exchange Act of 1934, which requires that we provide to our shareholders the opportunity to vote on the compensation of the executive officers named in the Summary Compensation Table. Commonly known as a say-on-pay vote, the shareholder vote required by section 14A is an advisory vote, which means that the vote is not binding on us, on our board of directors, or on the Compensation Committee. The say-on-pay vote is intended to be a vote on the executive officer compensation that is disclosed in this proxy statement in accordance with SEC disclosure rules.

The goals of our compensation arrangements are to provide fair and competitive compensation, to provide compensation that promotes the hiring and retention of the most talented personnel, to create incentives for and to reward superior performance, and to align the interests of our officers and employees with the interests of shareholders.

The Compensation Committee and the board believe that Middlefield's compensation arrangements are designed to achieve these goals and that the compensation arrangements reward performance promoting our long-term prosperity. Our compensation arrangements are continually evolving and are and will remain subject to ongoing review and evaluation by the board and by the Compensation Committee. Accordingly, we ask our shareholders to vote on the following resolution at the 2021 Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in Middlefield Banc Corp.'s Proxy Statement for the 2021 Annual Meeting in compliance with Item 402 of the Securities and Exchange Commission's Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Approval of a majority of the votes cast will constitute approval of this proposal to approve the named executive officer compensation disclosed in this proxy statement. An abstention or broker non-vote is not counted as a vote cast, and as a result will have no effect on the vote to approve the proposal. A proxy that does not specify voting instructions will be voted in favor of this non-binding, advisory proposal. Although the results of the say-on-pay vote will not be binding on us, we expect to take the results into account in future compensation decisions.

The Board of Directors recommends that you vote “FOR” approval of the compensation of our named executive officers, as disclosed in this proxy statement.

Proposal THREE – Ratification of Appointment of Independent Auditor

Middlefield’s independent auditor for the year ended December 31, 2020 was S.R. Snodgrass, P.C. The Audit Committee selected S.R. Snodgrass, P.C. to be Middlefield’s independent auditor for the fiscal year ending December 31, 2021 as well. We expect one or more representatives of S.R. Snodgrass, P.C. to be present at the annual meeting. The representative of S.R. Snodgrass, P.C. will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.

It is proposed that our shareholders ratify the appointment by the Audit Committee of S.R. Snodgrass, P.C. as Middlefield’s independent registered public accounting firm for the year ending December 31, 2021. Approval by the shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by our organizational documents, but the Audit Committee is submitting this matter to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.

For services in fiscal years ended December 31, 2020 and December 31, 2019, we paid S.R. Snodgrass, P.C. as follows –

	2020	2019
Audit Fees (1)	$123,495	$160,389
Audit-Related Fees	$8,516	$8,579
Tax Fees (2)	$13,375	$17,005
All Other Fees	$0	$0
	$182,467	$185,973

(1)       Audit fees consist of fees for professional services rendered for the audit of Middlefield’s financial statements and review of financial statements included in Middlefield’s quarterly reports.

(2)       Tax service fees include fees for calculation of quarterly estimated taxes and for preparation of corporate income tax and franchise tax returns.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Auditor Independence. The Audit Committee believes that the non-audit services provided by S.R. Snodgrass, P.C. are compatible with maintaining the auditor’s independence. To the best of Middlefield’s knowledge, none of the time devoted by S.R. Snodgrass, P.C. on its engagement to audit Middlefield’s financial statements for the year ended December 31, 2020 is attributable to work performed by persons other than full-time, permanent employees of S.R. Snodgrass, P.C.

The Board of Directors recommends a vote “FOR” ratification of the appointment of S.R. Snodgrass, P.C. as Middlefield’s independent auditor for the fiscal year ending December 31, 2021.

EXECUTIVE OFFICERS

There are no family relationships among any of Middlefield’s directors or executive officers. Executive officers who do not also serve as directors are –

Name	Age	Principal Occupation in the Last 5 Years
Michael L. Allen	59	Mr. Allen joined The Middlefield Banking Company in November, 2018 and serves as its Executive Vice President -- Chief Banking Officer. Prior to joining The Middlefield Banking Company, Mr. Allen served since 2014 as President of the Mid-Ohio Valley Division for Premier Bank, a subsidiary of Premier Financial Bancorp, Huntington, West Virginia. Premier Financial Bancorp, Inc. is a $1.7 billion multi-bank holding company operating in Kentucky, Maryland, Ohio, Virginia, Washington, D.C., and West Virginia. Mr. Allen served as a Financial Consultant with AXA Advisors, LLC from 2002 through 2014 and was Chief Administrative Officer from 1987 through 2001 and a member of the Board of Directors from 1993 through 2001 of Traders Bank, Spencer, West Virginia. He also served as Treasurer and a Board member of Traders Bank’s holding company, Traders Bankshares, Inc., from 1990 through 2001. Mr. Allen is a CPA, a graduate of Glenville State College, Glenville, West Virginia, with a B.A. degree in Business Administration, and a graduate of the Consumer Bankers Association Graduate School of Retail Bank Management.
Courtney M. Erminio	39

Serving as Senior Vice President – Risk Officer, Ms. Erminio joined The Middlefield Banking Company in June 2010. Prior thereto, she was on the internal audit staff of Crowe Horwath LLP. Ms. Erminio is a graduate of the University of Akron, holding a B.S. degree in Business Administration/Finance. Ms. Erminio is a Certified Internal Auditor (CIA) and a Certified Financial Services Auditor (CFSA).

John D. Lane	48	Mr. Lane joined The Middlefield Banking Company in December 2018 as Executive Vice President, Chief Credit and Risk Officer. Prior to joining The Middlefield Banking Company, Mr. Lane served as Senior Vice President/Credit Risk for Civista Bank since 2011. During his seven-year career with Civista Bank, parent Civista Bancshares, Inc. completed acquisitions of two community banking organizations, resulting in loan growth of approximately $388 million. Mr. Lane spearheaded Civista’s due diligence and integration of the acquired companies’ loan portfolios in these bank acquisitions. The two acquisitions represented 34% and 8%, respectively, of Civista Bancshares, Inc.’s total assets. Prior to joining Civista Bank, Mr. Lane served as Vice President, Relationship Manager and Commercial Loan Workout Officer for The Huntington National Bank from 2006 through 2011. Mr. Lane has a B.S. degree in Engineering Management from the United States Military Academy and an M.B.A. degree from Duke University’s Fuqua School of Business and a Wharton School Leadership Certificate from the ABA Stonier Graduate School of Banking.
Charles O. Moore	58

Mr. Moore joined The Middlefield Banking Company in January 2016 as President – Central Ohio Region. With over 25 years of banking experience. Mr. Moore served as Executive Vice President, Chief Risk and Consumer Lending Officer, of Delaware County Bank in Delaware, Ohio, from 2012 through 2015. He has also served as President of Regency Finance Company, a subsidiary of F.N.B. Corporation from 2008 through 2010, and as an executive with U.S. Bank and Banc One. He is a veteran of the U.S. Marine Corps and the U.S. Army National Guard. He is a graduate of Ohio Dominican College and the State University of New York at Albany. Mr. Moore was formerly the Deputy Superintendent of Consumer Finance and Consumer Affairs for the State of Ohio Division of Financial Institutions from 2011 through 2012. He is currently on the boards of the Ohio Dominican College Patriots and Finance Curriculum, the Central Ohio Symphony Orchestra, and the Ohio Police and Fire Pension Fund. Mr. Moore is a Zoning Board Commissioner for Genoa Township, Ohio.

Michael C. Ranttila	47

Mr. Ranttila joined The Middlefield Banking Company in October 2017 as Senior Vice President of Finance. Mr. Ranttila was appointed as CFO of The Middlefield Banking Company on November 19, 2019. Prior to joining The Middlefield Banking Company in 2017, Mr. Ranttila served as Financial Reporting Manager for Florida Community Bank from January 2017 through October 2017 with responsibility for SEC and bank regulatory reporting of this $10 billion bank subsidiary of an SEC-registered bank holding company. Mr. Ranttila served as Controller for DRB Capital from August 2016 through December 2016. Mr. Ranttila served as Controller for The Middlefield Banking Company from March 2011 through August 2016. Prior to joining The Middlefield Banking Company in 2011, Mr. Ranttila served as an auditor for Crowe LLP, from 2007 through 2011. Mr. Ranttila has a Bachelor’s degree in Accounting from Youngstown State University and an M.B.A. from The Ohio State University. Mr. Ranttila is a CPA.

Name	Age	Principal Occupation in the Last 5 Years
Donald L. Stacy	67

Mr. Stacy joined The Middlefield Banking Company in August 1999. Mr. Stacy serves as Middlefield’s Senior Vice President, Chief Financial Officer and Treasurer. Mr. Stacy is Executive Vice President and Treasurer of The Middlefield Banking Company and is a director, Vice President, and Treasurer of EMORECO, Inc. Mr. Stacy served as Chief Financial Officer of The Middlefield Banking Company until November 19, 2019. He previously served for 20 years with Security Dollar Bank and Security Financial Corp. in Niles, Ohio, where he was Senior Vice President and Treasurer.

Shareholder Proposals

Shareholders desiring to submit proposals for inclusion in Middlefield’s proxy materials for the 2022 annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 must submit the proposals to Middlefield at its executive offices no later than December 7, 2021. We will not include in our proxy statement or form of proxy for the 2022 annual meeting a shareholder proposal that is received after that date or that otherwise fails to meet requirements for shareholder proposals established by SEC regulations.

If a shareholder intends to present a proposal at the 2022 annual meeting without seeking to include the proposal in Middlefield’s proxy materials for that meeting, the shareholder must give advance notice to Middlefield. According to Article I, section 8, of Middlefield’s Regulations, the shareholder must give notice at least 60 days but no more than 120 days before the date in 2022 corresponding to the mailing date of this proxy statement for the 2021 annual meeting. This proxy statement is being mailed to shareholders on or about April 6, 2021. Accordingly, a shareholder who desires to present a proposal at the 2022 annual meeting without seeking to include the proposal in Middlefield’s proxy materials for that meeting should provide notice of the proposal to Middlefield no earlier than December 7, 2021 and no later than February 5, 2022. If the shareholder fails to do so, Middlefield’s management will be entitled to use its discretionary voting authority on that proposal, without any discussion of the matter in Middlefield’s proxy materials. Shareholders who desire to submit a proposal for the 2022 annual meeting without seeking to include the proposal in Middlefield’s proxy materials for that meeting should refer to Article I, section 8, of Middlefield’s Regulations for information concerning the procedures for submitting proposals, including information required to be provided by shareholders submitting proposals.

Other Matters

The persons named in the proxy will vote all properly submitted proxies. If a shareholder specifies a choice for a proposal to be acted upon, the proxy will be voted in accordance with his or her specifications. If no choice is specified, the proxy will be voted FOR election of the nominees identified herein, FOR approval of the executive compensation disclosed in this proxy statement, and FOR ratification of Middlefield’s independent auditor.

The proxy is solicited by Middlefield, conferring discretionary authority to vote on any matters properly presented at the annual meeting or any adjournments thereof. We are not aware of any business to be presented at the meeting other than the business described in this proxy statement. If any matter not set forth in the Notice of Annual Meeting of Shareholders is properly presented at the 2021 annual meeting, the persons named as proxies will vote thereon in accordance with their best judgment.

We mailed our 2020 Annual Report to persons who, as of the March 18, 2021 record date, were shareholders on that date. Additional copies may be obtained without charge by written request. We file periodic reports and other information with the SEC under the Securities Exchange Act of 1934. The SEC maintains an internet web site containing reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” would permit Middlefield to send: (a) a single annual report and/or a single proxy statement or (b) a single notice of internet availability of proxy materials, as applicable, to any household at which two or more different registered shareholders reside if Middlefield reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the registered shareholder(s) would be required to consent to the householding process in accordance with applicable SEC rules, and would be able at any time to request that Middlefield promptly deliver to such shareholder(s) a separate copy of the proxy materials subject to householding. The householding procedure is intended to reduce the volume of duplicate information shareholders receive and would reduce Middlefield’s expenses. Middlefield does not currently practice householding, but may institute householding in the future and will notify registered shareholders affected by householding at that time.

If you are the beneficial owner, but not the record holder, of Middlefield shares, your broker, bank or other nominee may only deliver one set of proxy materials and, as applicable, any other proxy materials that are delivered until such time as you or other shareholders sharing an address notify your nominee that you want to receive separate copies.

We will furnish a copy of our Form 10-K Annual Report for the year ended December 31, 2020 without charge to shareholders upon written request to: Mr. Donald L. Stacy, Chief Financial Officer, Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

Middlefield Banc Corp. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/MBCN or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2021 Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 01 - Thomas W. Bevan 02 - James R. Heslop, II 03 - Clayton W. Rose, III + 1. Election of Directors: Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 2. To approve, on a non-binding advisory basis, the compensation of named executive officers, as disclosed in the proxy statement 3. To ratify the appointment of S.R. Snodgrass, P.C. as independent auditor for the fiscal year ending December 31, 2021 For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 03ECUC 1 U P X + The 2021 Annual Meeting of Shareholders of Middlefield Banc Corp. will be held on Wednesday, May 12, 2021 at 1:00 pm EDT, virtually via the internet at www.meetingcenter.io/227318170. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — MBCN2021. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/MBCN q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Middlefield Banc Corp. Notice of 2021 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 12, 2021 Courtney M. Erminio and Donald L. Stacy, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Middlefield Banc Corp. to be held on May 12, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)